Exhibit 23.13


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report, dated September 16, 2002, with respect to the June 30, 2002 financial statements of Vestin Fund II, LLC included in its Prospectus Supplement, dated on or about November 18, 2002.

/s/ Ernst & Young LLP

Los Angeles, California
November 18, 2002